Sensata Technologies Provides Business Update Regarding COVID-19
and Withdraws Guidance

SWINDON, United Kingdom - April 2, 2020 - Sensata Technologies (NYSE:ST), a global industrial technology company and a leading provider of sensor-rich solutions that create insights for customers, today announced a series of actions the Company has taken in response to the coronavirus (COVID-19) pandemic to ensure the health and safety of our employees, continue to serve our critical customer needs and further enhance our financial flexibility during a time of economic uncertainty and market disruption.

As the COVID-19 pandemic has spread rapidly around the globe, it has become increasingly difficult to quantify the impact on our business as well as to provide a reliable forecast of our future financial performance.  Therefore, Sensata is withdrawing its first quarter and full year 2020 guidance given on February 11. Sensata currently expects revenue for the first quarter of fiscal 2020 to be in the range of $760 - $770 million. We will provide more information on our first quarter 2020 earnings call.

“The COVID-19 health and economic crisis is an unprecedented situation that warrants business and government response. During this time, our top priority remains the health and safety of our employees, customers and communities,” said Jeff Cote, President and Chief Executive Officer of Sensata. “OEM orders and global economic conditions have deteriorated over the last few weeks, and in response we are taking necessary measures to ensure that we have the financial strength to weather this period of uncertainty. During this period we are prioritizing essential production for our critical customer needs who in many cases are performing work essential in this environment. We have managed through tough times in the past; we are confident and focused on coming out of this stronger.”

To protect the safety, health and well-being of our employees, customers, suppliers, and communities Sensata continues to implement preventative measures including increased frequency of cleaning and disinfecting of facilities, social distancing, remote working when possible, travel restrictions and limitations on visitor access to our facilities.

Although we believe our financial position is strong, given the increasing level of economic uncertainty, the Company has further enhanced its financial flexibility by drawing down most of its $420 million revolving credit facility. With these additional funds, Sensata’s cash on hand as of April 1, 2020 is approximately $1.2 billion. In addition, the Company is suspending temporarily its share repurchase program.

Sensata is taking additional actions to manage and reduce operating costs and further enhance its financial flexibility, including the following:

•	Cash retainers paid to non-employee directors will be cut by 50% during the 2nd quarter;

•	Jeff Cote, CEO & President, will temporarily reduce his salary to $1.00 during the 2nd quarter;

•	Senior Leaders will temporarily reduce their salaries by 25% during the 2nd quarter;

•	Reduction in salaries and temporary furloughs for employees during the 2nd quarter;

•	Reduction in discretionary spend and capital expenditures and managing working capital; and

•	Ramping down of certain production facilities in line with end-market demand.

We believe these measures, among other cost reductions being considered at our locations around the world, will improve the Company’s financial flexibility in light of the substantial impact COVID-19 is having on the Company and the global economy.

The Company is continuing to closely monitor and adhere to the safety guidelines provided by the World Health Organization and Centers for Disease Control and Prevention, as well as all state, national and country directives. Additionally, the Board of Directors formed a Health & Economic Response Committee that is overseeing the Company’s health and safety matters, and business impact caused by the COVID-19 global crisis.

About Sensata Technologies

Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial and aerospace industries. With more than 22,000 employees and operations in 11 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, electrified, and connected. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, the impact of COVID-19 on the Company’s business and the global economy, commodity prices, the impact of restructuring actions and the Company's success in implementing its operating strategy. The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Media Contact:                         Investor Contact:
Alexia Taxiarchos                     Jacob Sayer
Senior Director, Global Communications         Vice President, Investor Relations
+1 (508) 236-1761                    +1 (508) 236-1666
ataxiarchos@sensata.com                jsayer@sensata.com